Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of CyberArk Software Ltd. for the registration of 2,285,076 of its ordinary shares and to the incorporation by reference therein of our report dated July 31, 2024, with respect to the consolidated financial statements of Venafi Holdings, Inc. and Subsidiaries as of and for the two years ended December 31, 2023 included in CyberArk Software Ltd.’s Current Report on Form 6-K dated October 22, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
October 22, 2024